Exhibit 21

SUBSIDIARIES OF THE REGISTRANT
The following is a list of subsidiaries of the Company as of December 31, 2013, omitting some subsidiaries which, considered in the aggregate, would not constitute a significant subsidiary.

Subsidiary	Jurisdiction of Incorporation or Organization	Ownership by Endo Health Solutions Inc.
Endo Pharmaceuticals Inc.	Delaware	Direct

Endo Pharmaceuticals Solutions Inc.	Delaware	Indirect

Endo Luxembourg Holding Company S.a.r.l.	Luxembourg	Indirect

Endo Luxembourg Holding Company I S.a.r.l.	Luxembourg	Indirect

Endo Luxembourg Holding Company II S.a.r.l.	Luxembourg	Indirect

Endo Finance Company	Delaware	Direct

Endo International Limited	Ireland	Direct

Endo Pharmaceuticals Valera Inc.	Delaware	Indirect

Endo U.S. Inc.	Delaware	Indirect

CPEC LLC	Delaware	Indirect

IPI Management Corp.	Massachusetts	Indirect

HealthTronics, Inc.	Georgia	Direct

HealthTronics Information Technology Solutions, Inc.	Delaware	Indirect

American Medical Systems Holdings, Inc.	Delaware	Indirect

American Medical Systems, Inc.	Delaware	Indirect

Laserscope	California	Indirect

AMS Research Corporation	Delaware	Indirect

AMS Sales Corporation	Delaware	Indirect

Ledgemont Royalty Sub LLC	Delaware	Indirect

Generics International (US Holdco), Inc.	Delaware	Indirect

Generics International (US Midco), Inc.	Delaware	Indirect

Generics International (US), Inc.	Delaware	Indirect

Generics International (US Parent), Inc.	Delaware	Indirect

Generics Bidco I, LLC	Delaware	Indirect

Generics Bidco II, LLC	Delaware	Indirect

Quartz Specialty Pharmaceuticals, LLC	Delaware	Indirect

Moores Mill Properties, LLC	Delaware	Indirect

Wood Park Properties, LLC	Delaware	Indirect

Vintage Pharmaceuticals, LLC	Delaware	Indirect